NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972.348.4310
Shelley.whiddon@alliancedata.com

ALLIANCE DATA’S EPSILON BUSINESS SIGNS MULTI-YEAR AGREEMENT WITH MARRIOTT INTERNATIONAL,
INC.

Epsilon to Launch Comprehensive Permission-based Email Marketing Solution Geared Toward
Increasing Customer Engagement, Loyalty and Revenue

DALLAS, Texas, Dec. 4, 2008 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that its Epsilon business has signed a multi-year agreement with Marriott International, Inc. (NYSE: MAR) to provide a full suite of email marketing services.

Under the terms of the agreement, Epsilon, a leading provider of multi-channel, data-driven marketing technologies and services, will provide full-service permission-based email marketing support for Marriott International hotel/property brands. Epsilon’s proprietary email platform and related program account management services will enable Marriott to launch, analyze, integrate, automate and manage millions of highly personalized, permission-based electronic marketing communications to its customers. Support for Marriott’s email communications will include global distribution of marketing messages in five languages.

“In the competitive travel industry, it’s important to engage our customer base with relevant and timely communications that reinforce our brand and provide value to the customer,” said Bob Behrens, vice president, Marriott Rewards. “Email is a critical channel for achieving this objective, and Epsilon provides us with the platform and support necessary to enhance our customers’ experience with the Marriott brands.”

“In light of a challenging economy, Epsilon’s permission-based email marketing solutions continue to be a highly effective way to build brand recognition and drive revenue,” said Michael Iaccarino, president of Epsilon.  “Our tools and resources, in particular our talented team of professionals, will allow Marriott—a leader in the lodging industry—to connect with and engage their customers through our innovative technology and creativity.”

About Marriott International, Inc.

MARRIOTT INTERNATIONAL, Inc. (NYSE:MAR) is a leading lodging company with more than 3,100 lodging properties in the United States and 66 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club , Horizons by Marriott Vacation Club , The Ritz-Carlton Club and Grand Residences by Marriott brands; operates Marriott Executive Apartments ; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. The company is headquartered in Bethesda, Md. , and had approximately 151,000 employees at 2007 year-end . It is ranked as the lodging industry’s most admired company and one of the best companies to work for by FORTUNE ® , and has been recognized by the U.S. Environmental Protection Agency (EPA) with the 2007 Sustained Excellence Award and Partner of the Year since 2004. In fiscal year 2007, Marriott International reported sales from continuing operations of $13 billion. For more information or reservations, please visit our web site at www.marriott.com .

About Epsilon

Epsilon is the industry’s leading marketing services firm. Ad Age ranks Epsilon #1 U.S. Marketing Services Firm and #1 U.S. Direct Marketing Agency. Services include strategic consulting, database and loyalty technology, proprietary data, predictive modeling and a full range of creative and interactive services including brand and promotional development, web design, email deployment, search engine optimization and direct mail production. In addition, Epsilon is the world’s largest permission-based email marketer. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com or call 1.800.309.0505.

About Alliance Data

Alliance Data (NYSE:  ADS) is a leading provider of loyalty and marketing solutions derived from transaction-rich data.  The Company manages more than 107 million consumer relationships for some of North America’s most recognizable companies. Through the creation and deployment of customized solutions that change consumer behavior, Alliance Data enables its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at more than 50 locations worldwide. Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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